================================================================================

                                  SCHEDULE 14A
                                   (RULE 14A)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                           FIGGIE INTERNATIONAL INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):
/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

================================================================================

                           FIGGIE INTERNATIONAL INC.
                               4420 SHERWIN ROAD
                             WILLOUGHBY, OHIO 44094

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the holders of Class A Common Stock, par value $.10 per share, and the holders of Class B Common Stock, par value $.10 per share, of Figgie International Inc. (the "Corporation") will be held at Franklin Hall at the Corporation's Headquarters, 4420 Sherwin Road, Willoughby, Ohio 44094 on Tuesday, November 26, 1996 at 1:00 p.m. Eastern Daylight Savings Time, to consider and take action with respect to the following:

     1. To approve amendments to Sections 2(a) and (b) of Article II of the Corporation's Bylaws to provide that the Board of Directors shall consist of not less than five nor more than eleven Directors;

     2. To elect a class of two Directors each for a term of three years and until their successors shall be elected and qualified;

     3. To conduct such other business as may properly come before the Annual Meeting or any adjournments thereof.

     Holders of Class A Common Stock and holders of Class B Common Stock of record at the close of business on October 16, 1996 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

                                              By Order of the Board of Directors

                                              Robert D. Vilsack
                                              Secretary

Dated: October 24, 1996

                            YOUR VOTE IS IMPORTANT.
               PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY/VOTING
            INSTRUCTION CARD AND RETURN IT IN THE ENCLOSED ENVELOPE.

                           FIGGIE INTERNATIONAL INC.
                               4420 SHERWIN ROAD
                             WILLOUGHBY, OHIO 44094

                            ------------------------

                                PROXY STATEMENT

                           MAILED ON OCTOBER 24, 1996

         ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 26, 1996

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Figgie International Inc. (the "Corporation") to be used at the Annual Meeting of the holders of Class A Common Stock, par value $.10 per share (the "Class A Common Stock"), and the holders of Class B Common Stock, par value $.10 per share (the "Class B Common Stock"), of the Corporation to be held on November 26, 1996 and at any adjournments thereof. The time and place of the Annual Meeting are stated in the Notice of Annual Meeting of Stockholders which accompanies this Proxy Statement.

     The expense of soliciting proxies, including the costs of preparing, assembling and mailing the Notice, Proxy Statement and Proxy, will be borne by the Corporation. In addition to the use of the mail, proxies may be solicited personally or by telephone, facsimile or telegraph, and the Corporation may pay persons holding shares for others their expenses in sending proxy material to their principals. Solicitation of proxies may also be made on behalf of the Board of Directors by Morrow & Company at a total cost, including fees and expenses, of approximately $6,000. Proxies may be solicited by Morrow & Company by personal interview, mail, telephone, facsimile and telegraph.

                                 VOTING RIGHTS

     Only stockholders of record at the close of business on October 16, 1996 are entitled to notice of and to vote at the Annual Meeting. The proxy will also serve to instruct the trustees of the Figgie International Inc. Stock Ownership Trust and Plan (the "ESOP"), the Figgie International Inc. Stock Ownership Trust and Plan for Salaried Employees (the "ESOP for Salaried Employees"), the Figgie International Inc. Stock Bonus Trust and Plan (the "Stock Bonus Plan"), the Figgie International Inc. Supplementary Retirement Savings Plan (the "SRSP") and the Figgie International Inc. Savings Plan for Hourly Paid Employees on how to vote any shares of the Corporation's common stock held by the plans. The number of shares printed on the proxy/voting instruction card accompanying this proxy statement includes, when applicable, shares allocated to the participants in any such plan. The instructions given by the participants in the ESOP, the ESOP for Salaried Employees and the Stock Bonus Plan will also serve to instruct the trustees of such plans on how to vote any unallocated shares held by such plans.

     At the close of business on October 16, 1996, the Corporation had outstanding 13,641,613 shares of Class A Common Stock and 4,715,807 shares of Class B Common Stock. The holders of issued and outstanding shares of Class A Common Stock are generally entitled to 1/20 of one vote for each share held by them on each matter to be presented with certain exceptions set forth below. The holders of issued and outstanding shares of Class B Common Stock are generally entitled to one vote for each share held by them on each matter to be presented with certain exceptions set forth below.

     Article Sixth of the Corporation's Restated Certificate of Incorporation (the "Substantial Stockholder Provision") places limitations on the ability of certain persons coming within the definition of a "Substantial Stockholder" to vote shares of the Corporation's voting stock beneficially owned by them. A Substantial Stockholder is defined as any beneficial owner of more than a "threshold percentage" -- generally 20.00% -- of the outstanding shares of any class of voting stock of the Corporation. If a stockholder's percentage of shares of a class of voting stock of the Corporation increases above the threshold applicable to him as a result of purchases, redemptions or other acquisitions of shares of the class by the Corporation or decreases below the threshold applicable to him as a result of an issuance of shares of a class by the Corporation or a reduction in beneficial ownership by the stockholder, then the stockholder's threshold percentage is adjusted to equal the percentage of outstanding shares of the class held immediately after such event, but never below 20.00%. The record holders of any shares beneficially owned by a Substantial Stockholder are entitled to 1/20 of one vote for each share of Class A Common Stock held and one vote for each share of Class B Common Stock held up to the Substantial Stockholder's threshold percentage of each class or series, and 1/100 of such vote for each share held in excess of such threshold percentage for each class or series. Thus, a Substantial Stockholder holding shares in excess of the applicable threshold percentage would be entitled to 1/2000 of a vote for each such share of Class A Common Stock and 1/100 of a vote for each such share of Class B Common Stock. Also, a Substantial Stockholder may exercise a maximum percentage of the voting power of each class or series equal to his threshold percentage for that class plus 5%. The excess shares owned above the threshold percentage plus 5% cannot be voted by the Substantial Stockholder. The aggregate voting power of a Substantial Stockholder, so limited, is allocated proportionately among the record holders of the shares beneficially owned by the Substantial Stockholder.

     As of October 22, 1996, the Corporation believes that Harry E. Figgie, Jr., his wife and their three adult sons, the Figgie Family Foundation and The Clark-Reliance Corporation (the "Figgie Family Group") were the only stockholders of the Corporation who should be regarded as "Substantial Stockholders" as that term is defined in the Substantial Stockholder Provision. The Figgie Family Group filed Amendment No. 3 to Mr. Figgie's Schedule 13D on September 11, 1995 to report their formation of a group for the purpose of disposing of their investment in the Corporation. In Amendment No. 4 to Mr. Figgie's Schedule 13D and a report on Form 4, filed with the Securities and Exchange Commission on December 5, 1995 and for January 1996 respectively, the Figgie Family Group reported beneficial ownership of an aggregate of 964,092 shares of Class B Common Stock, or 20.4% of the Class B Common Stock, and 384,228 shares of Class A Common Stock, or 2.8% of the Class A Common Stock.

     As a result of the application of the Substantial Stockholder Provision, the members of the Figgie Family Group are entitled to vote at the Annual Meeting an aggregate of 943,599 shares of Class B Common Stock, or 20.0% of the Class B Common Stock, rather than the 964,092 shares of Class B Common Stock, or 20.4% of the Class B Common Stock, that the members of the Figgie Family Group beneficially own as a group. Each record holder of shares beneficially owned by the Figgie Family Group will be entitled to a proportionate number of such votes based upon the number of shares held of record by such person.

     The reduced voting power of the Figgie Family Group reduces the aggregate number of votes that the holders of shares of Class B Common Stock are entitled to cast at the Annual Meeting from 4,715,807 votes, if there were no Substantial Stockholder, to 4,695,314 votes. As a result, the total number of votes of both classes of the Corporation's stock entitled to be cast at the Annual Meeting is 18,336,927.

     The holders of record of shares entitled to cast a majority of the votes entitled to be cast must be present in person or represented by proxy in order to constitute a quorum for the holding of the Annual Meeting.

     Candidates for election as Directors receiving a plurality of the votes of holders of Class A Common Stock and holders of Class B Common Stock present in person or represented by proxy, voting together and not as separate classes, will be elected to the seats on the Board of Directors of the class whose term expires in 1999.

     Shares entitled to vote represented by proxies which are properly executed and returned before the Annual Meeting will be voted at the Annual Meeting as directed therein. If no vote is specified therein, the shares will be voted "FOR" the proposal to amend the Bylaws of the Corporation and "FOR" the election of the nominees for Director named in the Proxy Statement.

     Shares represented by proxies which are marked "WITHHELD" with regard to the election of the nominees for Director will be excluded entirely from the vote and will have no effect. Shares represented by proxies which are marked "ABSTAIN" with respect to the proposal to amend the Bylaws will be considered present in person or represented by proxy at the meeting and, accordingly, will have the effect of a negative vote because that matter requires the affirmative vote of a majority of the votes of holders of shares present in person or represented by proxy. In addition, where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions with respect to a particular matter ("broker non-votes"), those shares will have no effect on the outcome of such matter.

     The Board of Directors does not know of any other business to be presented for consideration at the Annual Meeting. If any other business properly comes before the Annual Meeting or any adjournment thereof, the proxies will be voted on such matters in the discretion of the proxy holders insofar as the proxies are not limited to the contrary. The Delaware General Corporation Law provides that, unless otherwise provided in the proxy and unless the proxy is coupled with an interest, a stockholder may revoke a proxy previously given at any time prior to its exercise at the Annual Meeting. A stockholder who has given a proxy may revoke it at any time before it is exercised by delivering to any of the persons named as proxies, or to the Corporation addressed to the Secretary, an instrument revoking the proxy, by appearing at the Annual Meeting and voting in person or by executing a later dated proxy which is exercised at the Annual Meeting.

                             PRINCIPAL STOCKHOLDERS

     The stockholders named in the following table are those which are known to the Corporation to be the beneficial owners of 5% or more of the Corporation's Class A Common Stock or Class B Common Stock. Unless otherwise indicated, the information is as of October 16, 1996. For purposes of this table, and as used elsewhere in this Proxy Statement, the term "beneficial owner" means any person who, directly or indirectly, has or shares the power to vote, or to direct the voting of, a security or the power to dispose, or to direct the disposition of, a security. Except as otherwise indicated, the Corporation believes that each owner listed below exercises sole voting and dispositive power over his or its shares.

                                                                   AMOUNT AND
                                                                   NATURE OF
                                   NAME AND ADDRESS OF             BENEFICIAL       PERCENT
    TITLE OF CLASS                  BENEFICIAL OWNER               OWNERSHIP       OF CLASS
-----------------------    -----------------------------------    ------------     ---------
Class A Common Stock       NewSouth Capital Management, Inc.      1,827,991(1)       13.4%
                           1000 Ridgeway Loop Road, Suite 233
                           Memphis, TN 38120

Class A Common Stock       The Capital Group Companies, Inc.      1,210,500(2)        8.9%
                           333 South Hope Street
                           Los Angeles, CA 90071

Class A Common Stock       The Prudential Insurance Company of    1,037,400(3)        7.6%
                           America
                           Prudential Plaza
                           Newark, NJ 07102-3777

Class A Common Stock       Wellington Management Company            803,000(4)        5.9%
                           75 State Street
                           Boston, MA 02109

Class B Common Stock       Wilmington Trust Corporation           1,052,087(5)       22.3%
                           1100 North Market Street
                           Wilmington, DE 19890

Class B Common Stock       The Figgie Family Group                  964,092(6)       20.4%
                           37001 Shaker Boulevard
                           Hunting Valley, OH 44022

Class B Common Stock       Mentor Partners LP                       433,300(7)        9.2%
                           500 Park Avenue
                           New York, NY 10022

---------------

(1) This amount, as reflected in a report on Schedule 13G dated February 13, 1996 and as of December 31, 1995, consists of 1,737,991 shares as to which the reporting person claims sole voting power, 90,000 shares as to which the reporting person claims shared voting power and 1,827,991 shares as to which the reporting person claims sole dispositive power. The reporting person does not claim any shared dispositive power.

(2) This amount, as reflected in a report on Schedule 13G dated February 9, 1996 and as of December 31, 1995, filed jointly by The Capital Group Companies, Inc. ("CGC") and Capital Guardian Trust Company ("CGTC"), consists of 1,152,500 shares as to which CGC and CGTC claim sole voting power and 1,210,500 shares as to which CGC and CGTC claim sole dispositive power. The reporting persons do not claim any shared voting power or shared dispositive power.

(3) This amount, as reflected in a report on Schedule 13G dated February 13, 1996 and as of December 31, 1995, consists of 791,000 shares as to which the reporting person claims sole voting power, 243,400 shares as to which the reporting person claims shared voting power, 791,000 shares as to which the reporting person claims sole dispositive power and 246,400 shares as to which the reporting person claims shared dispositive power.



                                        4

(4) This amount, as reflected in a report on Schedule 13G dated February 3, 1996 and as of December 31, 1995, consists of 565,300 shares as to which the reporting person claims shared voting power and 803,000 shares as to which the reporting person claims shared dispositive power. The reporting person does not claim any sole voting power or sole dispositive power.

(5) This amount, which includes 843,264 shares owned by the ESOP, the ESOP for Salaried Employees, the Stock Bonus Plan and certain other of the Corporation's employee benefit plans as of October 16, 1996 and shares owned by the Figgie Family Group and is based upon information as of September 30, 1996 provided by the stockholder, consists of 236,868 shares as to which Wilmington Trust Corporation and Wilmington Trust Company claim sole voting and dispositive power and 815,219 shares as to which they claim shared voting and dispositive power.

(6) This amount, based upon a report on Schedule 13D/A dated December 5, 1995, filed by Harry E. Figgie, Jr., Nancy F. Figgie, Harry E. Figgie, III, Mark
    P. Figgie, Matthew P. Figgie, The Figgie Family Foundation and The Clark-Reliance Corporation, as a group, and upon a report on Form 4 for Harry E. Figgie, Jr., consists of 604,738 shares as to which Harry E. Figgie, Jr. claims sole voting and dispositive power, 57,881 shares as to which Nancy F. Figgie claims sole voting and dispositive power, 105,995 shares as to which Harry E. Figgie, III claims sole voting and dispositive power, 58,189 shares as to which Mark P. Figgie claims sole voting and dispositive power, 613 shares as to which Matthew P. Figgie claims sole voting and dispositive power, 2,112 shares as to which The Figgie Family Foundation claims sole voting and dispositive power and as to which Harry E. Figgie, Jr. claims shared voting and dispositive power and 134,564 shares as to which The Clark-Reliance Corporation claims sole voting and dispositive power. Except as indicated, the reporting persons do not claim any shared voting power or shared dispositive power. The members of the Figgie Family Group filed a report on Schedule 13D/A with the Securities and Exchange Commission (the "SEC") on September 11, 1995 to report their formation of a "group" for the purpose of disposing of their investment in the Corporation.

(7) This amount, as reflected in a report on Schedule 13D/A dated December 27, 1995, consists of 433,300 shares as to which the reporting person claims sole voting and dispositive power. The reporting person does not claim any shared voting power or shared dispositive power.


                         STOCK OWNERSHIP OF DIRECTORS,
                   NOMINEES FOR DIRECTOR, EXECUTIVE OFFICERS
                         AND A FORMER EXECUTIVE OFFICER

     The following table and notes thereto set forth information, as of September 21, 1996, with respect to the beneficial ownership of shares of Class A Common Stock and Class B Common Stock by each Director, each nominee for Director and each Executive Officer named in the Summary Compensation Table and, as a group, by the current Directors and Executive Officers of the Corporation, based upon information furnished to the Corporation by such persons.

                                                       AMOUNT OF BENEFICIAL
                                                          OWNERSHIP AS OF
                                                       SEPTEMBER 21, 1996(1)
                                                    ---------------------------
                                     CLASS A        PERCENTAGE       CLASS B        PERCENTAGE
    NAME OF BENEFICIAL OWNER       COMMON STOCK      OF CLASS      COMMON STOCK      OF CLASS
---------------------------------  ------------     ----------     ------------     ----------
Fred J. Brinkman                          500             *              3,600            *
Alfred V. Gangnes                      22,371(2)          *             12,504(2)         *
John S. Lanahan                           358             *              6,536            *
F. Rush McKnight                        1,315(3)          *              6,503(3)         *
Harrison Nesbit, II                     1,005(4)          *              6,562(4)         *
John P. Reilly                        230,521(5)(6)     1.7%               274(5)         *
Steven L. Siemborski                   75,635(5)          *                515(5)         *
A. A. Sommer, Jr.                       2,250             *              7,750            *
Walter M. Vannoy                       50,998(5)          *             15,120(5)         *
L. A. Harthun                           6,282(5)(7)       *                616(5)         *
Keith V. Mabee                         16,751(5)(8)       *                719(5)         *
Glen W. Lindemann                      12,467(5)(9)       *              1,400(5)         *
All Directors, Nominees for
  Director and Current Executive
  Officers as a Group (12
  persons)                            417,250(5)        3.1%            61,945(5)       1.3%

---------------

  * Less than one percent (1%).

(1) Except as otherwise indicated in footnotes (2), (5), (6), (8) and (9) and as limited by the terms of applicable restricted stock plans, each Director, nominee for Director, Executive Officer or former Executive Officer owning shares listed or included in this table exercises sole voting and dispositive power over such shares. The shares shown include 211,000 shares of Class A Common Stock with respect to which certain Executive Officers have a right to acquire beneficial ownership within sixty (60) days.

(2) Mr. Gangnes shares voting and dispositive power with respect to 22,371 shares of Class A Common Stock and 12,504 shares of Class B Common Stock with his wife.

(3) These amounts do not include 575 shares of Class A Common Stock and 575 shares of Class B Common Stock owned by Mr. McKnight's wife.

(4) These amounts do not include 2,405 shares of Class A Common Stock and 47 shares of Class B Common Stock owned by Mr. Nesbit's wife.

(5) These amounts include shares of Class A Common Stock and Class B Common Stock held by the ESOP, the ESOP for Salaried Employees and the Stock Bonus Plan which are subject to certain pass-through voting and tendering rights. Participants in those plans are entitled to instruct the trustee of the plans (the "Trustee"), on a confidential basis, on how to vote and how to respond to a tender or exchange offer for shares allocated to their accounts and how to vote and how to respond to a tender or exchange offer for certain of the unallocated shares. Under the trust agreement, as amended in November 1994, allocated and unallocated shares for which no instructions are

                                        6

    received can be voted or tendered by the Trustee. Each active participant is entitled to instruct the Trustee as to the voting or tendering of a portion of the unallocated shares in the proportion that his prior year's compensation (subject to a maximum amount of compensation) bears to the prior year's compensation of all active participants. The numbers of shares of Class A Common Stock and Class B Common Stock held by the ESOP for Salaried Employees, the ESOP and the Stock Bonus Plan which have been allocated to the Named Executive Officers, Mr. Vannoy, the nominees for Director and all current Executive Officers, Directors and nominees for Director as a group, including the numbers of shares allocated as of June 30, 1996, are as follows: (1) allocated shares in the ESOP for Salaried
    Employees: Mr. Reilly -- 504 shares of Class A Common Stock and 198 shares of Class B Common Stock; Mr. Siemborski -- 618 shares of Class A Common Stock and 237 shares of Class B Common Stock; Mr. Harthun -- 598 shares of Class A Common Stock and 234 shares of Class B Common Stock; Mr.
    Mabee -- 727 shares of Class A Common Stock and 278 shares of Class B Common Stock; Mr. Vannoy -- 459 shares of Class A Common Stock and 171 shares of Class B Common Stock; Mr. Lindemann -- 1,350 shares of Class A Common Stock and 604 shares of Class B Common Stock; and all current Executive Officers, Directors and nominees for Director as a group -- 4,181 shares of Class A Common Stock and 1,699 shares of Class B Common Stock; (2) allocated shares in the ESOP: Mr. Reilly -- 21 shares of Class B Common Stock; Mr.
    Siemborski -- 223 shares of Class B Common Stock; Mr. Harthun -- 327 shares of Class B Common Stock; Mr. Mabee -- 386 shares of Class B Common Stock; Mr. Vannoy -- 368 shares of Class B Common Stock; Mr. Lindemann -- 734 shares of Class B Common Stock; and all current Executive Officers, Directors and nominees for Director as a group -- 1,963 shares of Class B Common Stock; and (3) allocated shares in the Stock Bonus Plan: Mr. Lindemann -- 7 shares of Class B Common Stock; and all current Executive Officers, Directors and nominees for Director as a group -- 7 shares of Class B Common Stock. The numbers of shares of Class A Common Stock and Class B Common Stock held by the ESOP for Salaried Employees and the ESOP which have not been allocated and are reflected in the table above as beneficially owned by the Named Executive Officers, Mr. Vannoy, the nominees for Director and all current Executive Officers, Directors and nominees for Director as a group are as follows: (1) unallocated shares in the ESOP for Salaried Employees: Mr. Reilly -- 17 shares of Class A Common Stock and 20 shares of Class B Common Stock; Mr. Siemborski -- 17 shares of Class A Common Stock and 20 shares of Class B Common Stock; Mr. Harthun -- 17 shares of Class A Common Stock and 20 shares of Class B Common Stock; Mr.
    Mabee -- 17 shares of Class A Common Stock and 20 shares of Class B Common Stock; Mr. Vannoy -- 17 shares of Class A Common Stock and 20 shares of Class B Common Stock; Mr. Lindemann -- 17 shares of Class A Common Stock and 20 shares of Class B Common Stock; and all current Executive Officers, Directors and nominees for Director as a group -- 91 shares of Class A Common Stock and 107 shares of Class B Common Stock; and (2) unallocated shares in the ESOP: Mr. Reilly -- 35 shares of Class B Common Stock; Mr. Siemborski -- 35 shares of class B Common Stock; Mr. Harthun -- 35 shares of Class B Common Stock; Mr. Mabee -- 35 shares of Class B Common Stock; Mr. Vannoy -- 35 shares of Class B Common Stock; Mr. Lindemann -- 35 shares of Class B Common Stock; and all current Executive Officers, Directors and nominees for Director as a group -- 188 shares of Class B Common Stock.

(6) This amount includes 200,000 shares that may be acquired within sixty (60) days by exercising a stock option.

(7) Mr. Harthun retired from the Corporation on July 5, 1996.

(8) This amount includes 5,000 shares that may be acquired within sixty (60) days by exercising a stock option.

(9) This amount includes 6,000 shares that may be acquired within sixty (60) days by exercising a stock option.


                          APPROVAL OF THE PROPOSAL TO
                                AMEND THE BYLAWS

     The text of Sections 2(a) and (b) of Article II of the Bylaws of the Corporation (the "Bylaws"), relating to the number, classification and election of Directors, as proposed to be amended, is included as Exhibit A to this Proxy Statement. The discussion which follows is qualified in its entirety by reference to the text of these provisions of the Bylaws as proposed to be amended.

     At its meeting on September 18, 1996, the full Board of Directors adopted resolutions recommending that the stockholders consider and approve at the Annual Meeting a proposal to amend Sections 2(a) and (b) of Article II of the Bylaws (i) to decrease the maximum number of persons who may serve as Directors on the Board by five, bringing the maximum number of Directors to eleven, (ii) to decrease the minimum number of persons who may serve as Directors on the Board by four, bringing the minimum number of Directors to five, (iii) to eliminate the minimum number of members of any class, and (iv) to delete certain unnecessary language.

     Section 2(a) of Article II of the Bylaws now provides that the Board of Directors shall consist of not less than nine nor more than sixteen members. At present, the Board of Directors of the Corporation is set at nine Directors divided into three classes of three Directors each. The term of office of one class of Directors expires each year, and at each annual meeting the successors to the Directors of the class whose term is expiring in that year are elected to hold office for a term of three years and until their successors shall be elected and qualified.

     Section 2(a) of Article II of the Bylaws also now provides that the stockholders are empowered to increase or decrease the number of Directors by action at any annual meeting, up to the upper limit of sixteen Directors and down to the minimum number of nine Directors, and to increase or decrease the number of Directors of the class whose term shall expire in that year, provided that such class shall continue to consist of, as nearly as may be, one-third of the whole number of the Board of Directors and in any case not less than three members. Section 2(b) of Article II of the Bylaws similarly now provides that the Directors shall be classified into three classes, each class consisting as nearly as may be of one-third of the whole number of the Board of Directors, but each class in any case to consist of not less than three members. In addition, the Board of Directors has the power to increase or decrease the total number of Directors and the number of Directors in any given class within the range of nine to sixteen. To decrease the maximum number of Directors to eleven, to decrease the minimum number of Directors to five and to eliminate the minimum number of Directors of a class, however, Sections 2(a) and (b) of Article II of the Bylaws must be amended.

     The Board has determined to set the number of Directors at eight if the stockholders approve the proposed amendments to Sections 2(a) and (b) to provide that the Board of Directors shall consist of not less than five nor more than eleven Directors classified into three classes. The Board of Directors has determined that it would be in the best interests of the Corporation and its stockholders to decrease the number of Directors on the Board to eight in view of the recent restructuring of the Corporation and the decision of two Directors, Alfred V. Gangnes and John S. Lanahan, not to stand for re-election. Adoption of the amendment to the Bylaws will enable the Board to expand or decrease the size of the Board in the future, if appropriate, since the amendments to the Bylaws will provide that the Board of Directors shall consist of not less than five nor more than eleven members classified into three classes, each class consisting as nearly as may be of one-third of the whole number of the Board of Directors.

     Approval of these amendments to the Bylaws will require the affirmative vote of holders of shares representing a majority of the number of votes present in person or represented by proxy at the Annual Meeting, provided a quorum is present.

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL
                   OF THE PROPOSED AMENDMENTS TO THE BYLAWS.

                      NOMINATION AND ELECTION OF DIRECTORS

     The Bylaws of the Corporation provide that the Board of Directors shall consist of not less than nine nor more than sixteen members and that, within such limits, the Board of Directors is empowered to increase or decrease the total number of Directors as well as the number of Directors in each class provided that each class shall continue to consist of, as nearly as may be, one-third of the whole number of the Board of Directors. In connection with the Corporation's 1995 Annual Meeting, the Board passed a resolution setting the number of Directors at nine effective at the 1995 Annual Meeting.

     If amended pursuant to the proposal described above, the Bylaws of the Corporation will provide that the Board of Directors shall consist of not less than five nor more than eleven members. Harrison Nesbit, II has stated that he will stand for re-election as a Director but Alfred V. Gangnes and John S. Lanahan have stated that they will not stand for re-election. The Board, accordingly, took the following actions: (i) nominated Glen W. Lindemann, President of the Corporation's Scott Aviation division, as a nominee for the class of Directors to be elected at this Annual Meeting, (ii) passed a resolution setting the total number of Directors of the Board as eight effective and contingent upon adoption of the amendments to the Bylaws at the 1996 Annual Meeting, and (iii) determined that the number of Directors to be elected at this Annual Meeting and whose term will expire at the Annual Meeting in 1999 is two.

     The reduction in the size of the Board from thirteen to nine Directors effective at the Corporation's 1995 Annual Meeting implemented a portion of the settlement agreement in September 1995 of derivative actions filed on behalf of the Corporation for alleged self-dealing, waste of corporate assets, financial statement overstatements, gross mismanagement and participation or acquiescence in such practices by the Directors of the Corporation in office at the time of such practices, all of whom were named as defendants. The Board of Directors also agreed that initially two of the Directors of the nine member Board would be members of management and seven would not be members of management. The election of Glen W. Lindemann as a Director would result in three Directors from management. The Board has determined that Mr. Lindemann's election would be in the best interests of the Corporation because of its strategy to focus on operations and growth. The Board has determined that the Board of Directors should include no more than three Directors who are members of management but in no event shall the Directors who are members of management constitute a majority of the Board of Directors.

     The two nominees for election at this Annual Meeting, Harrison Nesbit, II and Glen W. Lindemann, have informed the Corporation that they are willing to serve for the term to which they are nominated if they are elected. If a nominee for Director should become unavailable for election or is unable to serve as a Director, the shares represented by proxies voted in favor of that nominee will be voted for any substitute nominee as may be named by the Board of Directors.

     The information appearing in the following tables and the notes thereto has been furnished to the Corporation, where appropriate, by the nominees for Director and the Directors continuing in office with respect to: (i) the present principal occupation or employment of each respective nominee and continuing Director and, if such principal occupation or employment has not been carried on during the past five years, the occupation or employment during such period,
(ii) the names and principal businesses of the corporations or other organizations in which such occupation or employment is carried on and/or has been carried on during the past five years, and (iii) the directorships held by each respective nominee or continuing Director on the boards of publicly held and certain other corporations and entities:

                    NOMINEES FOR ELECTION AS DIRECTORS TO BE
                       ELECTED FOR A TERM OF THREE YEARS

                                                                                TERM EXPIRES AT
                                                                  SERVED AS     ANNUAL MEETING
                                                                  DIRECTOR      OF STOCKHOLDERS
                NAME AND PRINCIPAL OCCUPATION                       SINCE             IN
--------------------------------------------------------------    ---------     ---------------
HARRISON NESBIT, II, age 69                                          1969             1999
  Retired; Chairman and Director, Godine, Nesbit, McCabe &
     Co., an insurance brokerage firm, from 1987 to 1993;
     former General Agent, State of Virginia, Massachusetts
     Mutual Life Insurance Co.; Director, St. George Metals,
     Inc.
GLEN W. LINDEMANN, age 57(1)                                           --             1999
  President of Figgie International Inc.'s Scott Aviation
     division since 1989; President, Paxall Circle Machinery
     from 1986 to 1989; President, Telesis Controls Corp. from
     1983 to 1986; General Manager, Norton Company, Safety
     Equipment Group from 1979 to 1983.

---------------

(1) See discussion under the caption "CERTAIN TRANSACTIONS."

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                   THE ELECTION OF THE NOMINEES FOR DIRECTOR.

                         DIRECTORS CONTINUING IN OFFICE

                                                                                TERM EXPIRES AT
                                                                  SERVED AS     ANNUAL MEETING
                           NAME AND                               DIRECTOR      OF STOCKHOLDERS
                     PRINCIPAL OCCUPATION                           SINCE             IN
--------------------------------------------------------------    ---------     ---------------
STEVEN L. SIEMBORSKI, age 42(1)                                      1994             1997
  Senior Vice President and Chief Financial Officer, Figgie
     International Inc., since July 1, 1994; former Partner,
     Ernst & Young LLP.

A.A. SOMMER, JR., age 72                                             1986             1997
  Counsel, Morgan, Lewis & Bockius LLP, Washington, D.C., law
     firm, since October 1, 1994; former Partner, Morgan,
     Lewis & Bockius; Chairman, Public Oversight Board of the
     American Institute of Certified Public Accountants;
     Director, Board of Governors, NASD Regulation, Inc.

WALTER M. VANNOY, age 68(2)                                          1981             1997
  Retired; Chairman of the Board, Figgie International Inc.,
     from May 18, 1994 to May 16, 1995; Chief Executive
     Officer, Figgie International Inc., from May 18, 1994 to
     January 3, 1995; Vice Chairman of the Board, Figgie
     International Inc., from February 1994 to May 1994;
     former President, Vannoy Enterprises; former Vice
     Chairman, McDermott International Inc.; former President
     and Chief Operating Officer, Babcock & Wilcox; Director,
     Illinova Corp.

FRED J. BRINKMAN, age 67                                             1992             1998
  Consultant; Partner, Arthur Andersen LLP, public
     accountants, until 1989, Senior Partner, Asia -- Pacific
     area from 1978 to 1989, and Managing Partner of the
     firm's Washington, D.C. office from 1981 to 1987;
     Director, Washington Gas Light Co. and Charles E. Smith
     Residential Realty Inc.

F. RUSH McKNIGHT, age 66(2)                                          1985             1998
  Partner, Calfee, Halter & Griswold, Cleveland, Ohio, law
     firm, and Managing Partner from 1985 to 1991.

JOHN P. REILLY, age 53                                               1995             1998
  Chief Executive Officer, Figgie International Inc., since
     January 3, 1995; President, Figgie International Inc.,
     since February 1, 1995; Chairman of the Board of Figgie
     International Inc., since May 16, 1995; President and
     Chief Operating Officer, Brunswick Corporation, from 1993
     to 1994; President and Chief Executive Officer, Tenneco
     Automotive, from 1987 to 1993; Director, Trinova
     Corporation; Director Emeritus, Barat College.

---------------

(1) See discussion under the caption "CERTAIN TRANSACTIONS."

(2) See discussion under the caption "COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION."

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held six non-telephonic meetings and three telephonic meetings during the year ended December 31, 1995. During the year, no incumbent Director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period he served as a Director and (ii) the total number of meetings held by any Committee of the Board on which he served.

     The committees of the Board of Directors, their principal functions and their respective memberships are as follows:

    EXECUTIVE AND FINANCE COMMITTEE

    W. Vannoy, Chairman
    F. Brinkman
    H. Nesbit, II
    J. Reilly
    S. Siemborski (ex-officio and non-voting)

     The Executive and Finance Committee acts on behalf of the Board of Directors during the periods of the year in which the Board does not meet and focuses particularly on the review and oversight of budgets, issuance of securities, proposed financings and acquisitions and dispositions.

    AUDIT COMMITTEE

    A.A. Sommer, Jr., Chairman
    F. Brinkman
    F.R. McKnight
    H. Nesbit, II

     The Audit Committee's principal assignment is the oversight and review of the internal and external audit functions of the Corporation.

    MANAGEMENT DEVELOPMENT-COMPENSATION AND NOMINATING COMMITTEE

    H. Nesbit, II, Chairman
    F. Brinkman
    A. Gangnes
    F.R. McKnight
    A.A. Sommer, Jr.
    W. Vannoy
    J. Reilly (ex-officio and non-voting)

     The Management Development-Compensation and Nominating Committee evaluates candidates for Board membership, makes recommendations with respect to the number of Directors and candidates to be included in the annual proxy materials, recommends candidates to fill Board vacancies and exercises overall authority with respect to the compensation, development and succession of executive personnel.

    STOCK OPTION COMMITTEE

    A.A. Sommer, Jr., Chairman
    F. Brinkman
    H. Nesbit, II

     The Stock Option Committee administers the 1993 Restricted Stock Purchase Plan for Employees (the "Restricted Stock Plan") and the Figgie International Inc. Key Employees' Stock Option Plan (the "Stock Option Plan").

     The Board committees which existed during 1995 held the following numbers of meetings during that year: Executive and Finance Committee -- 7, Audit Committee -- 4, Management Development & Compensation Committee -- 4, Nominating Committee -- 4, Management Development-Compensation and Nominating Committee (which was established in October 1995 to assume the obligations of the Management Development & Compensation and the Nominating Committees) -- 1, and Stock Option Committee -- 2. Not included in these totals are those instances in which the committees took action by written unanimous consent.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Management Development-Compensation and Nominating Committee of the Board of Directors consists of Harrison Nesbit, II (Chairman), Fred J. Brinkman, Alfred V. Gangnes, F. Rush McKnight, A.A. Sommer, Jr. and Walter M. Vannoy, with John P. Reilly (participating on an ex-officio and non-voting basis). During 1995, the same individuals and Dale S. Coenen served on that Committee. Until January 3, 1995, Mr. Vannoy was chief executive officer ("CEO") of the Corporation, and, until May 16, 1995, he was Chairman of the Board of Directors. Mr. Reilly became CEO of the Corporation on January 3, 1995, President of the Corporation on February 1, 1995 and Chairman of the Board of Directors on May 16, 1995.

     The Stock Option Committee of the Board of Directors currently consists of A.A. Sommer, Jr. (Chairman), Fred J. Brinkman and Harrison Nesbit, II. During 1995, the same individuals and Dale S. Coenen served on that Committee.

     Mr. McKnight, a member of the Board of Directors, is a partner in the law firm of Calfee, Halter & Griswold which performs legal services for the Corporation. For services rendered during 1995, the Corporation paid Calfee, Halter & Griswold $2,646,891.

     The Corporation entered into an employment agreement dated October 28, 1994 (the "Agreement") with Walter M. Vannoy. The Agreement provided for Mr. Vannoy's employment as Vice-Chairman of the Board of Directors between February 16, 1994 and May 18, 1994, as CEO from May 18, 1994 until such time as a new CEO was duly elected and took office, and as Chairman of the Board from May 18, 1994 until a new Chairman was named, and provided him with a salary and various benefits for a specified period thereafter. Mr. Vannoy's annual base salary under the Agreement was $400,000. In addition to his base salary, Mr. Vannoy was entitled to receive a discretionary bonus under the regular bonus programs of the Corporation, to participate in other benefit plans provided by the Corporation, and to be reimbursed for all reasonable expenses incurred while performing his duties under the Agreement. Upon Mr. Vannoy's retirement from the Corporation, the Corporation repurchased 50% of the 115,497 shares of restricted stock acquired by Mr. Vannoy pursuant to the Agreement and under the Restricted Stock Plan. During 1995, Mr. Vannoy received $400,000 pursuant to the provisions of the Agreement as well as the use of an apartment and a car and reimbursement of moving expenses, and, during 1996, he received $150,000 until the termination of his employment under the Agreement.

     On October 30, 1995, Trans-Industries, Inc.("Trans-Industries"), whose President and Chairman of the Board at the time was Dale S. Coenen, a member of the Board of Directors until the Corporation's annual meeting on October 17, 1995 and a shareholder of Trans-Industries, repurchased $1,000,000 of 10% Convertible Subordinated Debentures due October 30, 2001, sold by Trans-Industries to the Corporation on October 30, 1991 for the face amount plus accrued interest. The debentures provided for prepayment without premium of $142,857 per year commencing in 1995 and additional optional prepayments at declining premiums over the same period. The debentures were convertible at any time at the option of the Corporation into common stock of Trans-Industries at $2.00 per share. The common stock of Trans-Industries is publicly traded in the over-the-counter market.

          Notwithstanding anything to the contrary, the following reports of the Compensation Committee and the Stock Option Committee and the Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Management Development-Compensation and Nominating Committee (the "Compensation Committee") of the Board of Directors has overall authority with respect to, among other things, the cash compensation paid by the Corporation to executive personnel and other key employees. The Stock Option Committee of the Board of Directors oversees the Corporation's long-term incentive program under which stock options and restricted stock are awarded to key employees, including executives.

     Between January 1995 and the date of the Corporation's Annual Meeting on October 17, 1995, the members of the Compensation Committee were Dale S. Coenen (Chairman), Fred J. Brinkman, Alfred V. Gangnes, Harrison Nesbit, II and Walter
W. Vannoy and the members of the Stock Option Committee were A.A. Sommer, Jr. (Chairman), Fred J. Brinkman and Dale S. Coenen. Effective upon the date of the 1995 Annual Meeting, the members of the Compensation Committee and the Stock Option Committee have not included Dale S. Coenen, who did not stand for re-election at the 1995 Annual Meeting, but have included F. Rush McKnight and A.A. Sommer, Jr., with John P. Reilly participating on an ex-officio and nonvoting basis, on the Compensation Committee and Harrison Nesbit, II on the Stock Option Committee, in each case in addition to the other members identified above.

     Set forth below are the reports of each committee with respect to executive compensation.

                         COMPENSATION COMMITTEE REPORT
                         ON EXECUTIVE CASH COMPENSATION

     The Compensation Committee's cash compensation policies are designed: (a) to align closely the financial interests of the Corporation's executive officers, including the chief executive officer (the "CEO"), with the financial interests of the Corporation's stockholders and thereby to enhance the Corporation's profitability and stockholder value; (b) to provide compensation packages that are competitive and will attract and retain qualified personnel; and (c) to reward individual performance. The Corporation's cash compensation policies are designed to provide an incentive for executive officers to achieve the Corporation's goals by relating a substantial portion of executive compensation directly to the Corporation's performance.

Executive Officer Compensation Policies

     The Compensation Committee, assisted by both an independent compensation consultant and data generated by independent executive compensation analysts, annually establishes ranges of total cash compensation to be paid to executives in each pay grade based upon its review of national surveys of executive compensation which include peer data for diversified corporations of a similar size. The peer data that the Compensation Committee considered for 1995 compensation reflected corporations of a smaller size than the peers evaluated for 1994 compensation because of the Corporation's smaller size.

     BASE SALARY. The Compensation Committee establishes base salary amount ranges for pay grades for executive officers at amounts that, in general, are substantially similar to the average base salary amounts expected by the Corporation to be paid by companies of comparable size to executives having comparable positions. The performance of such companies is not taken into account by the Compensation Committee because it believes that the Corporation must pay competitive base salaries in order to attract and retain qualified executives. In determining base salaries for specific executive officers, the Compensation Committee takes into account the performance of the executive officers. The base salaries for 1995 for executive officers other than the CEO and the chief financial officer, who have employment agreements, were established during the month of January 1995.

     ANNUAL CASH INCENTIVE AMOUNTS. The Corporation has an incentive program under which the officers have the opportunity to receive a bonus which is directly related to the performance of the Corporation. An incentive pool for officers and other key executives is established based upon actual performance against the Corporation's business plan. The bonus amount for each participant is then calculated in two components: a formula-based component and a discretionary component.

     Fifty percent of the bonus pool is used for the formula-based component, which is based upon the Corporation achieving a specified amount of net income. All participants receive the same percent of target bonus based upon actual net income. The percent of base salary in the formula varies by salary grade, but is the same for all participants within a salary grade. For 1995, there were no formula-based bonuses awarded because the Corporation did not achieve its performance target.

     Fifty percent of the bonus pool is reserved for the discretionary component. The CEO recommends the amount of the discretionary component for each executive officer, other than himself, after assessing the performance of each of those executives. The Compensation Committee then determines the amount of the discretionary award for each executive, including the CEO, up to the maximum percentage of base salary for such award. The discretionary component is based upon the executive's performance, including such person's contributions to the success of those operations for which such person is responsible and to the Corporation in general.

     For 1995, Messrs. Siemborski, Harthun and Mabee received total bonuses of $108,000, $80,000 and $52,000, respectively. Messrs. Siemborski and Harthun were entitled to bonuses of at least $50,000 and $80,000, respectively, for 1995 pursuant to the terms of agreements with the Corporation.

     MANAGEMENT AGREEMENTS. During 1995, the Corporation entered into agreements with Messrs. Harthun and Mabee, its two executive officers who did not have employment agreements, in order to induce such officers to remain with the Corporation for the periods provided in such agreements. The Compensation Committee determined that the Corporation's best interests required continuity of the Corporation's management team during the Corporation's efforts to accomplish a comprehensive plan for restructuring the Corporation's diverse businesses in order to improve its financial condition and operating results.

CEO Compensation

     In determining a CEO's base salary and the maximum percentages of such base salary amount payable as formula-based and discretionary bonus awards, the Compensation Committee historically has evaluated the compensation paid to chief executive officers of comparable companies. In addition, the amounts of a CEO's base salary and any discretionary bonus award have generally reflected a CEO's performance with respect to operations for which he is specifically responsible as well as the overall success of the Corporation in achieving the strategic goals defined by him and the Corporation's Board of Directors, taking into account the general economic environment and conditions in the industries in which the Corporation operates.

     Mr. Reilly, the Corporation's CEO, entered into an employment agreement with the Corporation dated January 1, 1995 when he became the CEO of the Corporation. The compensation provided for in the employment agreement was determined based upon the amounts of base salaries paid and the terms of other awards provided to chief executive officers of companies of a comparable size to that of the Corporation at that time and as a result of the negotiations with Mr. Reilly. Pursuant to his employment contract, the CEO received a base salary of $500,000 and a bonus of $250,000 for 1995. The CEO's employment agreement is described elsewhere in this Proxy Statement.

Harrison Nesbit, II   Fred J. Brinkman    Alfred J. Gangnes   F. Rush McKnight
     A.A. Sommer, Jr.                                     Walter M. Vannoy

                         STOCK OPTION COMMITTEE REPORT
                      ON LONG-TERM EXECUTIVE COMPENSATION

     The Stock Option Committee has administered the Corporation's long-term incentive program under which executive officers and other senior executives of the Corporation are provided the opportunity to buy shares of the Common Stock of the Corporation. Starting in 1978, four five-year restricted stock purchase plans have been approved by the Corporation's stockholders. In 1993, the Corporation's stockholders approved the 1993 Restricted Stock Purchase Plan for Employees (the "Restricted Stock Plan"), which is substantially similar to prior plans. On October 19, 1994, the Corporation's stockholders approved the Figgie International Inc. Key Employees' Stock Option Plan (the "Stock Option Plan"). Stock options have become the primary equity incentive compensation program of the Corporation and grants of restricted stock under the Restricted Stock Plan generally are being used only to supplement the Stock Option Plan.

Restricted Stock Purchase Plan

     Under the Restricted Stock Plan, shares of the Corporation's common stock are sold to executives at a price of $1.00 per share. The executives are entitled to vote and receive dividends on the shares they acquire under the Restricted Stock Plan, but the certificates representing the restricted shares are held by the Corporation in escrow until the transfer restrictions lapse, generally at the termination of the Plan. Because of the transfer restrictions, the participants cannot sell the stock and thus disengage the benefits under the Plan from the Corporation's performance. Generally, unless otherwise directed by the Stock Option Committee, upon the termination of the employment of any participant prior to the termination of the Plan, other than terminations resulting from death or total disability, the Corporation has the right to repurchase all, or, in the case of the retirement of a participant, a specific portion, of the restricted shares at a price equal to the lesser of the price paid by the participant for such shares or the then fair market value of the shares. The transfer restrictions on the restricted shares lapse upon the expiration of the Corporation's repurchase right or the termination of the employment of a participant resulting from death or total disability prior to the termination of the Restricted Stock Plan on July 1, 1998, unless earlier terminated by the Board of Directors.

     Awards were initially made under the Restricted Stock Plan in 1993. A maximum award was established for each executive pay grade. In determining this maximum award, the Stock Option Committee, assisted by an independent compensation consultant, took into account the relationship between cash and bonus amounts paid to executive officers, including CEOs, in comparable companies and the benefits that such companies provided their executive officers, including CEOs, from their stock incentive plans. Maximum award amounts were calculated based upon average award sizes of the comparable companies and without regard to restricted stock awards made under prior plans. In a manner consistent with awards under the earlier similar restricted stock plans, the sizes of the actual awards made to executive officers, including the CEO, were based upon the executives' performance over the prior five years. If an executive officer, including the CEO, received during the five preceding fiscal years an aggregate of either 70% or 80%, depending upon the executive's pay grade, of the aggregate amount of the potential discretionary bonus awards he could have received over that period, the Stock Option Committee awarded the executive 100% of the maximum award established for the executive under the Restricted Stock Plan. If the executive received less than the requisite percentage of the potential discretionary bonus awards justifying the maximum award, he received between 25% and 75% of the maximum award, depending upon the percentage of the aggregate amount of the potential discretionary bonus awards he had received over the five-year period. Prior to the termination of the Plan in 1998, the Stock Option Committee can award to an executive who did not receive the maximum award additional restricted stock awards in aggregate amounts up to the balance of the maximum restricted stock award depending upon the executive's performance. In addition, under the Restricted Stock Plan, persons who are promoted can receive additional restricted stock awards in amounts that take into account their new pay grade and newly hired executives can receive restricted stock awards in amounts based upon their pay grade but reflecting the remaining restricted period.

     Pursuant to his employment agreement, the chief financial officer received the right to purchase 150,000 shares of stock over a four-year period beginning in July 1994. In each of July 1994 and July 1995, in accordance with his employment agreement, the Stock Option Committee granted to the chief financial officer the right to purchase 37,500 shares of Class A Common Stock for $1.00 per share. The shares, which were issued under the Restricted Stock Plan, contained no restrictions on resale. The Stock Option Committee did not award to the chief financial officer any other rights to acquire restricted shares under the Restricted Stock Plan. (The Stock Option Committee's award of restricted stock to the CEO is described below.)

Stock Option Plan

     Under the Stock Option Plan, the Corporation may issue non-qualified stock options, "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and stock appreciation rights (giving the right to elect a payment equal to the appreciation of the stock value over the option price) to executives and other key employees. The Stock Option Plan is intended to provide additional incentives which will enhance the Corporation's ability to attract and retain key employees and align employees' economic interests with those of the Corporation's stockholders.

     The Stock Option Committee granted options to acquire 793,500 shares of the Corporation's Class A Common Stock during 1995, including options to acquire 17,000 and 15,000 shares to Mr. Harthun and Mr. Mabee, respectively, which vest in one-third (1/3) cumulative installments on each of February 14, 1996, 1997 and 1998 and terminate seven years after the date of grant, or, if earlier (as was the case of Mr. Harthun), ninety days after the optionee's termination of employment other than upon death or disability. The Stock Option Committee has determined that stock option grants will be made in amounts determined by reference to equity awards made by the companies included in Corporation's peer group and under the same circumstances in which annual cash incentive awards are made. Stock options are becoming the primary equity incentive compensation program of the Corporation.

     The Stock Option Committee believes that stock options granted under the Stock Option Plan will not be subject to the $1,000,000 limit contained in
Section 162(m) of the Internal Revenue Code as it is intended that the option price will be at least the fair market value on the date of grant and that the composition of the committee will meet certain requirements as to independence contained in regulations adopted pursuant to Section 162(m) of the Internal Revenue Code.

CEO Compensation

     In his employment agreement, Mr. Reilly, the Corporation's CEO, was given the right to acquire 30,000 shares of restricted stock in 1995 under the Restricted Stock Plan. Mr. Reilly exercised the right at a time when the value of the restricted shares he acquired (less the purchase price of $1.00 per share) was $165,000. In addition, pursuant to the terms of his employment agreement, Mr. Reilly was granted options under the Stock Option Plan to acquire 500,000 shares of the Corporation's Class A Common Stock. The options vest in 20% increments of 100,000 shares on each of January 4, 1995, 1996, 1997, 1998 and 1999.

        A.A. Sommer, Jr.       Fred J. Brinkman       Harrison Nesbit, II

                             EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION

     The following table shows information concerning the annual and long-term compensation earned during the last three fiscal years, if required, by the Corporation's CEO and each of the Corporation's other executive officers during 1995 whose total annual salary and bonus exceeded $100,000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG TERM
                                                                                   COMPENSATION
                                             ANNUAL COMPENSATION             ------------------------
                                    -------------------------------------    RESTRICTED    SECURITIES
                                                               OTHER           STOCK       UNDERLYING     ALL OTHER
    NAME AND PRINCIPAL                                        ANNUAL          AWARD(S)      OPTIONS/     COMPENSATION
         POSITION           YEAR     SALARY      BONUS    COMPENSATION(1)      ($)(2)       SARS (#)         (3)
--------------------------  ----    --------    --------  ---------------    ----------    ----------    ------------
John P. Reilly (4)          1995    $500,000    $250,000     $  67,198        $165,000       500,000       $ 38,178
  Chairman, CEO and
  President

Steven L. Siemborski (5)    1995     350,000     108,000       448,124              --            --         16,179
  Senior Vice President
    and                     1994     175,000      25,000       258,126              --            --         60,363
  Chief Financial Officer

L. A. Harthun (6)           1995     239,166      80,000            --              --        17,000         20,941
  Senior Vice President --  1994     229,166          --            --              --            --         18,520
  Legal and Secretary       1993     219,000          --            --         277,405            --         23,026

Keith V. Mabee (7)          1995     192,916      52,000            --              --        15,000         13,141
  Vice President --
  Corporate                 1994     152,666          --            --          18,464            --         12,919
  Relations

---------------

(1) (a) The amounts indicated with respect to Mr. Reilly represent his use of a company car ($9,576), the payment of his moving expenses ($17,765) and club dues ($39,857).

    (b) The amounts indicated with respect to Mr. Siemborski represent (i) the difference between the fair market values of the 37,500 shares of Class A Common Stock acquired by Mr. Siemborski in each of 1995 and 1994 and the prices paid by Mr. Siemborski for those shares ($412,500 in 1995 and $248,438 in 1994), (ii) his use of a company car ($27,726 in 1995 and $8,402 in 1994), and (iii) club dues ($7,898 in 1995 and $1,286 in 1994).

(2) The transfer and pledge restrictions on the restricted shares reflected in the table are scheduled to lapse upon the termination of the Restricted Stock Plan on July 1, 1998 under the terms of the plan. As of December 29, 1995, the aggregate number of shares and the value of the shares of restricted stock held by the executives (less the purchase price paid by the executive) were as follows: Mr. Reilly, 30,000 shares of Class A Common Stock having a market value (less purchase price) of $281,250; Mr. Harthun, 17,613 shares of Class A Common Stock having a market value (less purchase price) of $165,122; and Mr. Mabee, 7,338 shares of Class A Common Stock having a market value (less purchase price) of $68,794.

(3) Includes the following for 1995:

    (a) The discounted value of the benefit to each of the Named Executive Officers of the premium paid by the Corporation during 1995 for one or more split-dollar insurance policies under which the executive receives an interest in the cash surrender value of the policy at the time when the ownership of the policy is split between the executive and the Corporation, which then becomes the

                                       19

    beneficiary of a policy on the executive's life with a cash surrender value equivalent to the Corporation's premium payments. The Executive Officers paid a portion of the premium based upon a rate for term life insurance. The amounts reflected in the table for split-dollar insurance are as follows:
    Mr. Reilly -- $35,168; Mr. Siemborski -- $13,210; Mr. Harthun -- $17,435;
    and Mr. Mabee -- $10,173.

    (b) The allocations for 1995 of equivalent shares of Class A Common Stock or Class B Common Stock under the ESOP for Salaried Employees. The dollar values as of December 29, 1995 of the allocations for each of the Named Executive Officers of the Corporation are as follows: Mr. Reilly -- $3,010; Mr. Siemborski -- $2,969; Mr. Harthun -- $3,506; Mr. Mabee -- $2,968.

(4) Mr. Reilly became CEO of the Corporation on January 3, 1995, President of the Corporation on February 1, 1995 and Chairman of the Board of Directors of the Corporation on May 16, 1995. He was not employed by the Corporation prior to 1995.

(5) Mr. Siemborski became Senior Vice President and Chief Financial Officer of the Corporation effective July 1, 1994. He was not employed by the Corporation prior to 1994.

(6) Mr. Harthun retired from the Corporation on July 5, 1995.

(7) Mr. Mabee became an executive officer of the Corporation on February 23, 1994.



STOCK OPTIONS

     The following tables provide information on grants of stock options pursuant to the Stock Option Plan during the year ended December 31, 1995. The Stock Option Plan is administered by the Stock Option Committee of the Board of Directors, which has the authority to determine the individuals to whom options are granted and the terms of all grants thereunder. The Stock Option Plan provides for the issuance of nonqualified stock options and "incentive stock options," within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), for the Corporation's Class A Common Stock and the granting of stock appreciation rights ("SARs"). The options granted pursuant to the Stock Option Plan have terms of up to 10 years from the date of grant and an exercise price equal to one hundred percent (100%) of the fair market value on the date of grant and are non-transferable.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information related to options granted or awarded to the Named Executive Officers during 1995.

                       OPTION GRANTS IN LAST FISCAL YEAR

                           NUMBER OF        % OF TOTAL
                           SECURITIES        OPTIONS
                           UNDERLYING       GRANTED TO      EXERCISE OR
                            OPTIONS        EMPLOYEES IN     BASE PRICE                      EXPIRATION
         NAME             GRANTED (#)      FISCAL YEAR       ($/SHARE)      GRANT DATE         DATE
----------------------    ------------     ------------     -----------     -----------     -----------
John P. Reilly (2)....       500,000           62.85%         $ 6.500         1/04/95         1/04/02
Steven L.
  Siemborski..........             0            0.00              N/A             N/A             N/A
L. A. Harthun (3).....        17,000            2.14            7.625         2/14/95         2/14/02
Keith V. Mabee (3)....        15,000            1.89            7.625         2/14/95         2/14/02
All Stockholders......           N/A             N/A              N/A             N/A             N/A
All Optionees.........       793,500          100.00            7.177         Various         7 Years
Options Gain as % of
  all Stockholder
  Gain................           N/A             N/A              N/A             N/A             N/A


                                      POTENTIAL REALIZED VALUE AT
                                        ASSUMED ANNUAL RATES OF
                                        STOCK PRICE APPRCIATION
                                          FOR OPTION TERM (1)
                              ------------------------------------------
         NAME                    0%             5%              10%
----------------------        ---------    ------------     ------------
John P. Reilly (2)....           N/A       $ 1,323,076      $ 3,083,331
Steven L.
  Siemborski..........           N/A               N/A              N/A
L. A. Harthun (3).....           N/A            52,770          122,977
Keith V. Mabee (3)....           N/A            46,562          108,510
All Stockholders......           N/A        53,667,653      125,068,454
All Optionees.........           N/A         2,318,259        5,402,529
Options Gain as % of
  all Stockholder
  Gain................           N/A              4.32 %           4.32 %

---------------

(1) The dollar amounts under these columns are the results of calculations at assumed annual rates of stock price appreciation of zero percent (0%), five percent (5%) and ten percent (10%). These assumed rates of growth were selected by the SEC for illustration purposes only. They are not intended to forecast possible future appreciation, if any, of the Corporation's stock price. Since Optionees received options with an exercise price equal to the market value on the date of grant, no gain is possible without an increase in stock prices, which will benefit all stockholders. A zero percent (0%) gain in stock price will result in a zero percent (0%) benefit to such Optionees.

(2) Mr. Reilly's option vests in twenty percent (20%) increments of 100,000 shares on each of January 4, 1995, 1996, 1997, 1998 and 1999; however, vesting accelerates upon a change in control (as defined in the Stock Option
    Plan).

(3) Mr. Harthun's and Mr. Mabee's options vest in one-third ( 1/3) cumulative installments on each of February 14, 1996, 1997 and 1998. (Mr. Harthun's option terminated ninety days after termination of his employment.)


AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES TABLE

     The following table provides information related to any stock options exercised by the Named Executive Officers during 1995 and the value of unexercised in-the-money options held by the Named Executive Officers at December 31, 1995:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                          NUMBER OF SECURITIES     VALUE OF UNEXERCISED
                                                               UNDERLYING              IN-THE-MONEY
                                                               UNEXERCISED             OPTIONS/SARS
                           SHARES ACQUIRED     VALUE      OPTIONS AT FY-END (#)        AT FY-END ($)
                             ON EXERCISE      REALIZED        EXERCISABLE/             EXERCISABLE/
          NAME                 (#)(1)          ($)(1)         UNEXERCISABLE            UNEXERCISABLE
-------------------------  ---------------    --------    ---------------------    ---------------------
John P. Reilly...........         0               0          100,000/400,000        $387,500/  $1,550,000
Steven L. Siemborski.....         0               0               0/       0               0/           0
L. A. Harthun............         0               0                0/ 17,000               0/      46,750
Keith V. Mabee...........         0               0                0/ 15,000               0/      41,250

---------------

(1) No options were exercised.


                           COMPENSATION OF DIRECTORS

     The Directors, except for those who are also employees of the Corporation, receive an annual stipend of $15,000, an attendance fee of $1,000 for each meeting of the Board of Directors, and an attendance fee of $750 for each separately called meeting of non-management Directors. In addition, the non-employee members of the Executive and Finance Committee receive $3,000 per year, an attendance fee of $750 for each meeting of the Executive and Finance Committee, and a participation fee of $750 for each regularly scheduled telephonic meeting and $250 for each special telephonic meeting of the Executive and Finance Committee and members of the remaining committees other than the Stock Option Committee receive $3,000 per year, an attendance fee of $250 for each meeting, and a participation fee of $250 for each telephonic meeting. The Directors also receive travel and lodging expenses in connection with their attendance at Board and committee meetings.

     In addition, the Corporation provides certain death and other benefits to Directors. The Corporation has agreed to pay a death benefit, in the amount of $200,000, to the estate of each Director, other than a Director who is also an employee, upon his death. This benefit is provided to a Director while in office and after retirement if he has served five years. The benefit is payable from the general assets of the Corporation, and the Corporation has insured this liability by purchasing life insurance policies on the lives of the eligible Directors. A Director who does not stand for re-election because he is 72 or older or a Director who does not stand for re-election and who was a Director in 1976 is designated a "Director Emeritus", is entitled to attend Board meetings of the Corporation, which reimburses his travel expenses incurred in attending such Board meetings, and is paid the annual fee to which Directors are entitled for a period ending upon the earlier of his death or the third anniversary of the date upon which he ceased to be a Director.

                                RETIREMENT PLANS

RETIREMENT INCOME PLAN II

     All of the Executive Officers of the Corporation are currently accruing retirement income credits under, or will accrue them upon their satisfaction of the eligibility requirements set forth in, the Salaried Employee Retirement Income Provisions of the Figgie International Inc. Retirement Income Plan II (the "Salaried Provisions"), a defined benefit pension plan. The Salaried Provisions cover the salaried employees of the Corporation except employees of certain non-participating divisions and subsidiaries. Directors who are not employees are not entitled to receive retirement benefits under the Figgie International Inc. Retirement Income Plan II.

     In general, the Salaried Provisions, as amended effective July 31, 1993, provide that salaried employees accrue dollar units of retirement income credits for each calendar year of participation in the Salaried Provisions on the basis of their "Annual Pensionable Earnings." To receive full benefits under the Salaried Provisions, employees must contribute two percent (2%) of their "Annual Pensionable Earnings" over their "Covered Compensation." The following sets forth the percentage Annual Pensionable Earnings which is accrued as a Retirement Income Credit under the Salaried Provisions:

                                         ANNUAL PENSIONABLE EARNINGS (1)
                                       ------------------------------------
                                            0-100%           OVER 100% OF
                                          OF COVERED           COVERED
                                       COMPENSATION (2)    COMPENSATION (2)
                                       ----------------    ----------------
Retirement Income Credit                     0.7%                1.2%

---------------

(1) "Annual Pensionable Earnings" includes cash salaries and bonuses received by the participant but excludes any such earnings in excess of $150,000 for calendar year 1996 and thereafter (plus any increase for cost-of-living as shall be prescribed by the Secretary of the Treasury pursuant to Sections 401(a)(17) and 415(d) of the Internal Revenue Code).

(2) "Covered Compensation" means the average of the contributions and benefit bases in effect under Section 230 of the Social Security Act for each such calendar year in the 35 calendar years ending immediately prior to each such calendar year. For calendar year 1996, Covered Compensation will equal $25,920.

     Generally, any salaried employee of the Corporation except employees of certain non-participating divisions and subsidiaries is eligible to participate in the Salaried Provisions after the earlier of the completion of one year of service or attainment of age 40. A participant becomes vested in the Salaried Provisions five years after the participant's hire date. Upon reaching normal retirement at age 65, each participant is generally entitled to receive an annual retirement benefit for life equal to the total of the retirement income credits accrued by him during his period of participation. Such benefit is not subject to any deduction for Social Security benefits. A reduced annual retirement income benefit may be payable to a retired employee under other actuarially equivalent forms of pay-out provided for in the Salaried Provisions. The Salaried Provisions also contain provisions for early retirement and preretirement death benefits payable to spouses and dependent children of certain deceased participants. During 1995, certain employees of the Corporation and its subsidiaries accrued retirement benefits under separate retirement plans of the Corporation which cover employees of its divisions or subsidiaries which are not or were not at the time participating under the Salaried Provisions or a prior plan which was terminated on November 21, 1988 (the "Prior Plan").

     As of December 31, 1995, the annual benefits payable upon retirement under the Salaried Provisions, including accrued benefits from the Prior Plan, to the Named Executive Officers are stated below. In determining such benefits, the executives' earnings were estimated through 1996 and were assumed not to exceed $150,000 after 1996. Covered Compensation ($25,920 for 1996) was assumed not to increase after 1996, the maximum allowable employer-funded benefit under the Internal Revenue Code (which is the greater of $118,800 or the accrued benefit as of December 31, 1982) was assumed to continue to retirement and executives were assumed to continue working until at least age 65 and to be fully vested. Based upon the preceding assumptions, the annual benefits payable to such persons including benefits payable as a result of voluntary contributions and the accrued benefits from the Prior Plan are as follows: Mr. Reilly -- $23,082; Mr. Siemborski -- $42,626; Mr. Harthun -- $99,819; and Mr. Mabee -- $32,596.

SENIOR EXECUTIVE BENEFITS PROGRAM

     The following plan table shows the annual benefits upon retirement at age 65 in 1995 for various combinations of compensation and lengths of service which may be payable under the Corporation's Senior Executive Benefits Program (the "SEBP") to the Named Executive Officers. These amounts are paid in addition to the amounts payable under the Corporation's Salaried Provisions discussed above.

                               PENSION PLAN TABLE

                              ANNUAL BENEFIT FOR YEARS OF CREDITED SERVICE SHOWN(1)
       REMUNE-      -------------------------------------------------------------------------
       RATION(2)    10 YEARS     15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS
       --------     --------     --------     --------     --------     --------     --------
       $125,000     $ 20,841     $ 42,493     $ 37,062     $ 31,632     $ 26,201     $ 20,770
        150,000       29,296       55,177       48,557       41,937       35,317       28,697
        175,000       40,130       71,427       64,807       58,187       51,567       44,947
        200,000       50,963       87,677       81,057       74,437       67,817       61,197
        225,000       61,796      103,927       97,307       90,687       84,067       77,447
        250,000       72,630      120,177      113,557      106,937      100,317       93,697
        300,000       94,296      152,677      146,057      139,437      132,817      126,197
        350,000      115,963      185,177      178,557      171,937      165,317      158,697
        400,000      137,630      217,677      211,057      204,437      197,817      191,197
        450,000      159,296      250,177      243,557      236,937      230,317      223,697
        500,000      180,963      282,677      276,057      269,437      262,817      256,197

---------------

(1) Annual benefits are computed on the basis of one hundred percent (100%) joint and survivor benefits. The annual benefits reflected in the table constitute sixty-five percent (65%) of final covered remuneration prorated for service less than fifteen (15) years, less assumed social security benefits of $22,464 and less assumed amounts of benefits payable under the Salaried Provisions. The benefits under the Salaried Provisions have been calculated based upon the assumptions that the amount of Covered Compensation, as defined in the Salaried Provisions, remains fixed for all years of participation and the amount of Annual Pensionable Earnings, as defined in the Salaried Provisions, is limited to amounts that do not exceed $150,000. (See the description of the Salaried Provisions set forth above.) (Accrual under the Salaried Provisions for years prior to 1996 may be less than as assumed.) The gross annual benefits will be increased by ten percent (10%) of the final covered remuneration for a participant in the SEBP as of February 18, 1987 or a person hired prior to February 18, 1987 who completes 20 years of service. The annual benefits will be reduced by any retirement or deferred compensation plans of other employers.

(2) Consists of base salary and the installment payments that have been received by an executive under the discretionary bonus component of the Corporation's incentive bonus arrangements.

     As of December 31, 1995, the credit years of service for the Named Executive Officers are as follows: Mr. Reilly, 1 year; Mr. Siemborski, 1 year; Mr. Harthun, 30 years; and Mr. Mabee, 2 years.

                      EMPLOYMENT AND SEVERANCE AGREEMENTS

     The Corporation entered into an employment agreement dated January 1, 1995 (the "Executive Agreement") with John P. Reilly. The Executive Agreement provides for Mr. Reilly's employment as CEO of the Corporation at an annual base salary of $500,000. In addition, the Executive Agreement provides Mr. Reilly the following: (i) a guaranteed lump sum payment for 1995 of $250,000 (which was paid) if he remained an employee of the Corporation until April 30, 1996; (ii) the right (which was exercised) to acquire 30,000 shares of the Corporation's Common Stock pursuant to the terms of the Restricted Stock Plan; and (iii) an option to purchase 500,000 shares of the Corporation's Class A Common Stock pursuant to the Stock Option Plan, at an option price equal to the fair market value of such stock determined under the plan, exercisable not later than the seventh anniversary of the date of issuance (which was granted). In addition, the Executive Agreement entitles Mr. Reilly to participate in the Corporation's regular bonus and benefit plans for senior executives. In the event of Mr. Reilly's death or disability (as defined), Mr. Reilly's employment shall be deemed to have terminated, except that the Corporation will pay a pro rata portion of any guaranteed payment or bonus otherwise payable. If the Corporation terminates Mr. Reilly's employment without good cause (as defined), then the Corporation must pay Mr. Reilly's base salary for the greater of (i) two years or (ii) the remainder of the term of the Executive Agreement. The Executive Agreement terminates on January 1, 1998, and will be automatically extended for successive one-year periods unless the Corporation or Mr. Reilly gives notice of termination.

     The Corporation entered into an employment agreement dated July 1, 1994 (the "Employment Contract") with Steven L. Siemborski. The Employment Contract provides for Mr. Siemborski's employment as Senior Vice President and Chief Financial Officer of the Corporation at an annual base salary of $350,000. In addition, the Employment Agreement provides Mr. Siemborski the following: (i) a special $50,000 transition payment (which was paid in 1994), an incentive bonus of $25,000 for reducing financial consulting fees by fifty percent (50%) during his first four months of employment (which was paid on June 30, 1995) and an additional incentive bonus of $50,000 for reducing such financial consulting fees to zero by June 30, 1995 (which was paid on June 30, 1995) during the first year of the Employment Contract; (ii) the greater of a bonus of $50,000 or the bonus payable to him with respect to the 1995 calendar year under the regular bonus programs of the Corporation during the second year of the Employment Contract (which was paid); and (iii) a discretionary bonus under the regular bonus programs of the Corporation during the third and fourth years of the Employment Contract. Mr. Siemborski also received the right to purchase 150,000 shares of the Corporation's Common Stock, the class to be determined by the Stock Option Committee, for one dollar ($1.00) per share in four annual increments of 37,500 shares exercisable between July 1 and the following November 1st beginning in 1994 (Mr. Siemborski has acquired 75,000 shares of Class A Common Stock pursuant to this right), to participate in other benefit plans provided by the Corporation, and to be reimbursed for all reasonable expenses incurred while performing his duties under the Employment Contract. Further, the Employment Contract provides that in the event Mr. Siemborski's employment is terminated due to death or disability (as defined), Mr. Siemborski (or his successor in interest) would be entitled to the pro rata portion of any bonus which would have been payable during the second, third and fourth years of the Employment Contract and to his stock purchase rights under the Employment Contract. The Employment Contract also provides that in the event Mr. Siemborski's employment is terminated by the Corporation without good cause (as defined) or by Mr. Siemborski for good reason (as defined), Mr. Siemborski would be entitled to his stock purchase rights under the Employment Contract and to severance pay based upon the date of termination of his employment as follows:
(i) if employment is terminated during the first year of the Employment Contract, a proportional amount of

$400,000 with respect to the year of his termination and $400,000, $350,000 and $350,000 for the succeeding three years; (ii) if employment is terminated during the second year of the Employment Contract, a proportional amount of $400,000 with respect to that year and $350,000 for each of the next succeeding two years; or (iii) if employment is terminated during the third year of the Employment Contract, a proportional amount of $350,000 with respect to that year and $350,000 for the succeeding year.

     The Corporation entered into a management agreement dated February 23, 1995 (the "Officer Agreement") with Keith V. Mabee. The Officer Agreement provides for Mr. Mabee's employment until February 23, 1998, and automatic extensions for successive one year terms thereafter, as Vice President -- Corporate Relations of the Corporation. Either the Corporation or Mr. Mabee may terminate the Officer Agreement on February 23, 1998 or at the end of any successive one year term thereafter. If Mr. Mabee's employment is terminated due to his retirement or death, his benefits will be determined in accordance with the Corporation's retirement and benefit plans then in effect in which Mr. Mabee is a participant. In the event Mr. Mabee becomes disabled, the Corporation may terminate his employment, and Mr. Mabee's benefits will be determined in accordance with the Corporation's disability and other applicable plans then in effect. If the Corporation terminates Mr. Mabee's employment other than for cause (as defined), the Corporation will continue to pay Mr. Mabee his monthly base salary then in effect, as well as his life insurance and health care benefits (unless comparable benefits are provided by a subsequent employer), for 24 full calendar months following the date of such termination. In such an event, Mr. Mabee will also be entitled to reimbursement for the cost of outplacement services in an amount up to fifteen percent (15%) of his annual base salary. In the event of any termination, the Corporation will be obligated to pay when due all other benefits to which Mr. Mabee has a vested right.

     The Corporation entered into a retention agreement dated March 20, 1996 (the "Officer Retention Agreement") with Mr. Mabee until May 31, 1997. Unless the Officer Retention Agreement is earlier terminated by Mr. Mabee without cause or by the Corporation based upon Mr. Mabee's death or disability or for cause (as defined), the Officer Retention Agreement grants to Mr. Mabee a continued service bonus, as an incentive for Mr. Mabee to remain an employee of the Corporation, payable on the earlier of (i) the execution of an agreement for a merger, consolidation, sale or divestiture of substantially all of the assets of the Corporation, (ii) the termination by Mr. Mabee of his employment within three months of the Corporation making a significant negative change in the nature or scope of his authorities, powers, functions or duties (the earlier of (i) or (ii) being "Mr. Mabee's Release Date"), or (iii) the execution of an agreement for a merger, consolidation, sale or divestiture of substantially all of the assets of any one of the Interstate Electronics, Snorkel, Scott or Taylor Divisions of the Corporation and a corresponding declaration by the Board of Directors of a dividend payable to stockholders. The continued service bonus provides the right to purchase 3,668 shares of the Corporation's common stock under the Restricted Stock Plan and immediate vesting of all options previously granted to Mr. Mabee pursuant to the Stock Option Plan. On Mr. Mabee's Release Date, if any, Mr. Mabee will be entitled to an additional service bonus consisting of: (i) a lump sum payment or monthly payments in an amount equal to 24 full calendar months of Mr. Mabee's salary in effect on Mr. Mabee's Release Date, (ii) a lump sum payment or monthly payments in an amount equal to 12 months of the monthly car allowance being received by Mr. Mabee on Mr. Mabee's Release Date, (iii) a waiver of the Corporation's right to repurchase shares previously purchased by Mr. Mabee pursuant to the Restricted Stock Plan, (iv) any then unpaid installments of bonuses previously awarded to Mr. Mabee pursuant to the Corporation's Compensation Plan for Executives, and (v) such additional bonuses as the Management Development-Compensation and Nominating Committee of the Board of

Directors may award to Mr. Mabee with respect to his 1996 performance and his contribution toward the successful completion of a merger, consolidation or the sale of part or all of the Corporation.

     The Corporation entered into a management agreement dated April 28, 1995 (the "Management Agreement") with Luther A. Harthun. The Management Agreement, as amended on January 31, 1996, provided for Mr. Harthun's continued employment until July 3, 1996 (unless mutually extended or terminated) as Senior Vice President -- Legal and Secretary of the Corporation, at his current base salary on April 28, 1995, a guaranteed bonus for 1995 to be paid in 1996 of $80,000 and various benefits upon his termination of employment prior to July 3, 1996 under specified circumstances. Mr. Harthun retired on July 5, 1996.

     The Corporation entered into a retention agreement dated March 20, 1996 (the "Management Retention Agreement") with Mr. Harthun. As noted above, Mr. Harthun retired on July 5, 1996. The Management Retention Agreement provided similar benefits to those provided to Mr. Mabee in the Officer Retention Agreement except that the periods for which such benefits were to be provided were shorter.

                            STOCK PERFORMANCE GRAPH

     The graph reflects a cumulative five year total return on an investment of $100 on December 31, 1990 in Figgie International Inc. Class A and Class B Common Stock, the Nasdaq Market Index, the peer group used by the Corporation in its 1995 Proxy Statement (the "1995 Peers") and a newly constructed peer group and assumes dividend reinvestment through the fiscal year ending December 31, 1995. The returns of each company in the peer groups are weighted based upon market capitalization.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
AMONG FIGGIE INTERNATIONAL INC.-CLASS A AND B, THE NASDAQ STOCK MARKET-US INDEX,
                     AN OLD PEER GROUP AND A NEW PEER GROUP

 MEASUREMENT PERIOD
(FISCAL YEAR COVERED)         FIGGIE CLASS A    FIGGIE CLASS B    OLD PEER GROUP        NASDAQ        NEW PEER GROUP
12/90                              100               100               100               100               100
12/91                              100               113               105               161               137
12/92                              130               108               118               187               149
12/93                              108                88               169               214               177
12/94                               49                39               167               210               161
12/95                               82                63               213               297               188

---------------

* $100 invested on 12/31/90 in stock or index-including reinvestment of dividends; fiscal year ending December 31.

     The 1995 Peers consist of the companies set forth below, which are among the companies included on the Fortune 500 Industrial and Farm Equipment Companies list:

AM International, Inc.         Dresser Industries, Inc.       Outboard Marine Corp.
Applied Materials Inc.         Figgie International Inc.      Parker Hannifin Corp.
Baker Hughes Incorporated      Class A                        Pentair Inc.
Black and Decker Corp.         Great American Management      Stewart & Stevenson
Briggs & Stratton Corp.        & Investment, Inc.             Services, Inc.
Caterpillar Inc.               Harnischfeger Industries,      Tecumseh Products Co.
Cincinnati Milacron Inc.       Inc.                           Tenneco Inc.
Clark Equipment Co.            IMO Industries Inc.            Terex Corp.
Cummins Engine                 Ingersoll-Rand Company         The Toro Company
  Company, Inc.                Kennametal Inc.                The Timken Company
Deere & Company                NACCO Industries, Inc.         Trinova Corporation
Dover Corporation              Nortek Inc.

     The newly constructed peer group was constructed to more closely resemble the Corporation's current market capitalization. The companies in the Corporation's newly constructed peer group are companies included on the Fortune 500 Industrial and Farm Equipment Companies list and having a market capitalization of between $50 million and $600 million. The newly constructed peer group consists of the companies set forth below:

Ago Corporation                              NAACO Industries Inc.
Detroit Diesel Corporation                   National Presto Industries Inc.
Fedders Corporation                          Pentair Inc.
Figgie International Inc. Class A            Tecumseh Products Co.
Giddings & Lewis Inc.                        Terex Corp.
IMO Industries Inc.                          The Toro Company
Lincoln Electric Company

                              CERTAIN TRANSACTIONS

     In 1996, the Corporation loaned to Steven L. Siemborski, the Corporation's Senior Vice President and Chief Financial Officer and a Director, $430,000 with interest at the applicable Federal Rate of 5.32% in lieu of Mr. Siemborski selling stock and using the proceeds to repay a loan he incurred in order to pay federal income taxes resulting from his purchase of 75,000 shares of Class A Common Stock in 1994 and 1995 pursuant to his Employment Contract. The principal and interest on the loan are due on March 8, 1997, but the Corporation has agreed to pay to Mr. Siemborski a bonus in an amount equal to the accrued interest, grossed-up for all applicable taxes, provided that Mr. Siemborski is not in default on the loan. As of September 21, 1996, the entire $430,000 plus accrued interest remains outstanding.

     The Corporation entered into a management agreement dated December 9, 1994 (the "Director Agreement") with Glen W. Lindemann. The Director Agreement provides for Mr. Lindemann's employment until December 9, 1997, and automatic extensions for successive one year terms thereafter, as President of the Corporation's Scott Aviation division. Either the Corporation or Mr. Lindemann may terminate the Director Agreement on December 9, 1997 or at the end of any successive one year term thereafter. If Mr. Lindemann's employment is terminated due to his retirement or death, his benefits will be determined in accordance with the Corporation's retirement and benefit plans then in effect in which Mr. Lindemann is a participant. In the event Mr. Lindemann becomes disabled, the Corporation may terminate his employment, and Mr. Lindemann's benefits will be determined in accordance with the Corporation's disability and other applicable plans then in effect. If the Corporation terminates Mr. Lindemann's employment other than for cause (as defined), the Corporation will continue to pay Mr. Lindemann his monthly base salary then in effect, as well as his life insurance and health care benefits (unless comparable benefits are provided by a subsequent employer), for 24 full calendar months following the date of such termination. In such an event, Mr. Lindemann will also be entitled to reimbursement for the cost of outplacement services in an amount up to fifteen percent (15%) of his annual base salary. In the event of any termination, the Corporation will be obligated to pay when due all other benefits to which Mr. Lindemann has a vested right.

     The Corporation entered into a retention agreement dated July 17, 1996 (the "Director Retention Agreement") with Glen W. Lindemann. Until the Director Retention Agreement is terminated upon the earliest to occur of May 31, 1997, Mr. Lindemann's death or disability, the completion of payouts under the Director Retention Agreement, or the termination of Mr. Lindemann's employment, unless the Corporation terminates his employment without cause (as defined), the Director Retention Agreement grants to Mr. Lindemann a transaction bonus as an incentive for Mr. Lindemann to remain an employee of the Corporation, payable on the earlier of the Sale of the Corporation (as defined) or the Sale of the Corporation's Scott Aviation division (the Business Unit, as defined). The transaction bonus consists of a cash lump sum equal to: (i) two tenths of one percent (0.2%) of the Net Proceeds (as defined) from the Sale of the Business Unit or two tenths of one percent (0.2%) of the Net Proceeds of the Sale of the Corporation which is allocable to the Business Unit; (ii) any then unpaid installments of bonuses previously awarded to Mr. Lindemann pursuant to the Corporation's Compensation Plan for Executives; and (iii) a pro-rata bonus under the Corporation's Compensation Plan for Executives with respect to the year in which the transaction bonus is awarded based upon Mr. Lindemann's performance through the date of sale under the Scott Aviation business plan for such year. In addition, the Director Retention Agreement provides for the Corporation to indemnify Mr. Lindemann for any Excise Tax (as defined) and related expenses in the event that Mr. Lindemann receives any payment or benefit in connection with a change in ownership or control (as defined) or termination of Mr. Lindemann's employment.

     Certain transactions or relationships relating to the Corporation are described under the caption "Compensation Committee Interlocks and Insider Participation."

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Forms 3 reporting the formation of a group were filed with the SEC more than ten days after the formation on September 11, 1995 of the group by Harry E. Figgie, III, Mark P. Figgie, Matthew P. Figgie, The Harry E. Figgie, Jr. & Nancy
F. Figgie Irrevocable Trust, Matthew Figgie Trust, The Clark-Reliance Corporation, Nancy F. Figgie and The Figgie Family Foundation. The Forms 3 filed by Nancy Figgie and the Figgie Family Foundation were filed on October 17, 1995, and the Forms 3 filed by the other members of the group were filed on October 13, 1995.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Corporation's independent public accountants for the fiscal year ended 1995 were Arthur Andersen LLP. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and to respond to appropriate questions.

     The Corporation has not made a final decision as to the selection of its independent public accountants for the current year and is considering as potential candidates several public accounting firms including Arthur Andersen LLP.

                       STOCKHOLDER PROPOSAL REQUIREMENTS

     The Corporation intends to schedule its 1997 annual meeting on a date consistent with the dates on which it held its annual meetings in years prior to 1994. Accordingly, any stockholder who wishes to submit a proposal for inclusion in the proxy material to be disseminated by the Corporation in connection with its 1997 Annual Meeting must do so no later than January 21, 1997. To be eligible for inclusion in the 1997 proxy material, such proposal must conform to the requirements set forth in Regulation 14A under the Securities Exchange Act of 1934. In order to be considered at an Annual Meeting, a stockholder proposal must be presented by the proponents or their representatives in attendance at the meeting.

                                 OTHER MATTERS

     The Board of Directors does not know of any matters to be presented at the Annual Meeting other than those listed in the Notice of Annual Meeting of Stockholders. However, if other matters properly come before the Meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their best judgment on such matters insofar as the proxies are not limited to the contrary.

     To the extent that information contained in this Proxy Statement is within the knowledge of persons other than the management of the Corporation, the Corporation has relied on such persons for the accuracy and completeness thereof.

     Upon the receipt of a written request from any stockholder entitled to vote at the forthcoming Annual Meeting, the Corporation will mail, at no charge to the stockholder, a copy of the Corporation's annual report on Form 10-K, including the financial statements and schedules required to be filed with the SEC pursuant to Rule 13a-1 under the Securities Exchange Act of 1934, for the Corporation's most recent fiscal year. Requests from beneficial owners of the Corporation's voting securities must set forth a good faith representation that, as of the record date for the Annual Meeting, the person making the request was the beneficial owner of securities entitled to vote at such meeting. Written requests for such report should be directed to:

                         Investor Relations Department
                           Figgie International Inc.
                               4420 Sherwin Road
                             Willoughby, Ohio 44094

     You are urged to sign and return your proxy promptly to make certain your shares will be voted at the Annual Meeting. For your convenience, a return envelope is enclosed requiring no additional postage if mailed in the United States.

                                                By Order of the Board of
                                                Directors

                                                Robert D. Vilsack
                                                Secretary

     Dated: October 24, 1996

                                                                       EXHIBIT A

              TEXT OF SECTIONS 2(A) AND 2(B) OF ARTICLE II OF THE
                        BYLAWS AS PROPOSED TO BE AMENDED

     The following are the provisions of Sections 2(a) and (b) of Article II of the Bylaws of Figgie International Inc. as proposed to be amended. Material to be added by the proposed amendments is italicized and material to be deleted is set off by brackets.

     SECTION 2. Number, Classification, and Election of Directors.

     (a) Number. The Board of Directors shall consist of not less than [9] 5 nor more than [16] 11 members. [The initial Board of Directors shall consist of 14 members.] At any annual meeting, the stockholders, by a vote of a majority of the votes entitled to be cast by the holders of all issued and outstanding shares, may increase or decrease the number of [the] members of the Board of Directors within the above limitation of [9] 5 to [16] 11 members, and may increase or decrease the number of directors of the class whose term shall expire in that year, provided that such class shall continue to consist of, as nearly as may be, one-third ( 1/3) of the whole number of the Board of Directors [and in any case of not less than three members]. If the Board of Directors determines prior to any annual meeting that an increase in the number of directors of the class whose term shall expire in that year would cause such class not to consist of, as nearly as may be, one-third ( 1/3) of the whole number of the Board of Directors, then the stockholders, by the vote specified in this Section 2(a), may increase by one (1) the number of directors of one (1) of the other classes, provided that such class shall continue to consist of, as nearly as may be, one-third ( 1/3) of the whole number of the Board of Directors. In addition, the Board of Directors may increase or decrease the number of the members of the Board of Directors within the above limitation of [9] 5 to [16] 11 members, and may increase or decrease the number of directors of any class, provided that such class shall continue to consist of, as nearly as may be, one-third ( 1/3) of the whole number of the Board of Directors. No reduction in the number of directors shall itself have the effect of shortening the term of any incumbent director.

     (b) Classification. The directors shall be classified in respect of the time for which they shall hold office by dividing them into three classes, each class consisting, as nearly as may be, of one-third ( 1/3) of the whole number of the Board of Directors[, but each class in any case to consist of not less than three members.]

FIGGIE [LOGO]                       PROXY/VOTING INSTRUCTION CARD

FIGGIE INTERNATIONAL INC. CLASS A COMMON STOCK

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS ON NOVEMBER 26, 1996.

YOUR VOTE IS IMPORTANT! PLEASE SIGN AND DATE ON THE REVERSE SIDE OF THIS CARD.

The undersigned hereby appoints Keith Mabee, William Sickman, Robert Vilsack and each of them, proxies, with full power of substitution to appear on behalf of the undersigned and to vote all shares of Class A Common Stock of the undersigned at the Annual Meeting of Stockholders to be held at Franklin Hall at the Corporation's Headquarters, 4420 Sherwin Road, Willoughby, Ohio 44094 on November 26, 1996 at 1:00 p.m., E.D.S.T., and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this card, hereby revoking any and all proxies heretofore given.

The proxies will vote for the election of all listed nominees as Directors and for the amendments to the Bylaws of the Corporation if the applicable boxes are not marked and at their discretion on any other matter that may properly come before the meeting.

Nominees for election as Directors are: Glen W. Lindemann and Harrison Nesbit, II.

PLEASE RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR OTHERWISE TO P.O. BOX 1628, BOSTON, MA 02105-1628, SO THAT YOUR SHARES CAN BE REPRESENTED AT THE MEETING.

         CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                 _______________
         PLEASE MARK
         VOTES AS IN THIS
         EXAMPLE.

1. Amendments to Section 2(a) and (b) of Article II of the Bylaws of the Corporation to provide that the Board of Directors shall consist of not less than 5 nor more than 11 members.

         FOR               AGAINST  ABSTAIN

2.  Election of all Nominees as Directors.
Nominees:  Glen W. Lindemann and Harrison Nesbit, II

         FOR               WITHHELD

_____________________________________
For all nominees except as noted above

DIRECTORS RECOMMEND A VOTE "FOR" THE PROPOSALS.

                                       MARK HERE               MARK HERE
                                       FOR ADDRESS             IF YOU PLAN
                                       CHANGE AND              TO ATTEND THE
                                       NOTE AT LEFT            MEETING

         Please sign and return this Proxy Card so that your shares can be represented at the meeting. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you do attend the meeting and decide to vote by ballot, such vote will supersede this proxy.

Signature______________Date__________  Signature_________________Date__________

FIGGIE [LOGO]                       PROXY/VOTING INSTRUCTION CARD

FIGGIE INTERNATIONAL INC. CLASS B COMMON STOCK

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS ON NOVEMBER 26, 1996.

YOUR VOTE IS IMPORTANT! PLEASE SIGN AND DATE ON THE REVERSE SIDE OF THIS CARD.

The undersigned hereby appoints Keith Mabee, William Sickman, Robert Vilsack and each of them, proxies, with full power of substitution to appear on behalf of the undersigned and to vote all shares of Class B Common Stock of the undersigned at the Annual Meeting of Stockholders to be held at Franklin Hall at the Corporation's Headquarters, 4420 Sherwin Road, Willoughby, Ohio 44094 on November 26, 1996 at 1:00 p.m., E.D.S.T., and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this card, hereby revoking any and all proxies heretofore given.

The proxies will vote for the election of all listed nominees as Directors and for the amendments to the Bylaws of the Corporation if the applicable boxes are not marked and at their discretion on any other matter that may properly come before the meeting.

Nominees for election as Directors are: Glen W. Lindemann and Harrison Nesbit, II.

PLEASE RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR OTHERWISE TO P.O. BOX 1628, BOSTON, MA 02105-1628, SO THAT YOUR SHARES CAN BE REPRESENTED AT THE MEETING.

         CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                ________________

         PLEASE MARK
         VOTES AS IN THIS
         EXAMPLE.

1. Amendments to Section 2(a) and (b) of Article II of the Bylaws of the Corporation to provide that the Board of Directors shall consist of not less than 5 nor more than 11 members.

         FOR               AGAINST           ABSTAIN

2.  Election of all Nominees as Directors.
Nominees:  Glen W. Lindemann and Harrison Nesbit, II

         FOR               WITHHELD
_____________________________________
For all nominees except as noted above

DIRECTORS RECOMMEND A VOTE "FOR" THE PROPOSALS.

                                      MARK HERE               MARK HERE
                                      FOR ADDRESS             IF YOU PLAN
                                      CHANGE AND              TO ATTEND THE
                                      NOTE AT LEFT            MEETING

         Please sign and return this Proxy Card so that your shares can be represented at the meeting. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you do attend the meeting and decide to vote by ballot, such vote will supersede this proxy.

Signature_________________ Date___________ Signature______________Date_________